UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2014

WHERE FOOD COMES FROM, INC.

(Exact Name of Registrant as Specified in its Charter)

Colorado (State or Other Jurisdiction of Incorporation)	333-133634 (Commission File Number)	43-1802805 (I.R.S. Employer Identification No.)

221 Wilcox, Suite A
Castle Rock, Colorado	80104
(Address of Principal Executive Offices)	(Zip Code)

(303) 895-3002
(Registrant’s Telephone Number, Including Area Code)

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On March 1, 2014, Where Food Comes From, Inc., previously known as Integrated Management Information, Inc., (WFCF, IMI or the Company) exercised its call option to purchase the remaining 40% of the issued and outstanding stock of International Certification Services, Inc. (ICS) in exchange for cash consideration of approximately $196,000, pursuant to the Shareholders’ Agreement, dated February 29, 2012. Pursuant to the Shareholders’ Agreement, the Company has 30 days after the exercise of the call option to make the cash payment.

The transaction will be financed with cash on hand.

As previously reported, on February 29, 2012, the Company acquired 60% of the issued and outstanding common stock of ICS in exchange for aggregate consideration of $427,778, which included $350,000 in cash and 172,840 shares of common stock of IMI valued at approximately $77,800 based upon the closing price of our common stock on February 29, 2012, of $0.45 per share.

On March 2, 2012, the Company filed a Current Report on Form 8-K (the “Initial 8-K”) to report, among other things, the signing of the Purchase and Exchange Agreement, dated February 29, 2012 by and among IMI and ICS, and the shareholders as individually named in the Agreement. A copy of the Purchase and Exchange Agreement and the Shareholders’ Agreement were filed as Exhibit 2.1 and 2.2, respectively, and are incorporated herein by reference.

Item 9.01	Exhibits

(d) Exhibits

Exhibit	Description
99.1	Press Release, March 5, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WHERE FOOD COMES FROM, INC. (Registrant)
	By:	/s/ Dannette Henning
Date: March 5, 2014		Dannette Henning
Chief Financial Officer